As filed with the Securities and Exchange Commission on April 19, 2018

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ditech Holding Corporation

(Exact name of registrant as specified in its charter)

Maryland	13-3950486
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1100 Virginia Drive, Suite 100

Fort Washington, PA 19034

(Address of Principal Executive Offices)(Zip Code)

Ditech Holding Corporation

2018 Equity Incentive Plan (as amended and restated)

(Full title of the plan)

John J. Haas, Esq.

General Counsel, Chief Legal Officer and Secretary

Ditech Holding Corporation

3000 Bayport Drive, Suite 1100

Tampa, FL 33607

(Name and address of agent for service)

(813) 421-7600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.01 per share	3,193,750 shares	$7.13	$22,771,438	$2,835.04

(1)	Covers shares of Common Stock, par value $0.01 per share (“Common Stock”) of Ditech Holding Corporation to be issued under the Ditech Holding Corporation 2018 Equity Incentive Plan (as amended and restated). In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered includes an indeterminate number of additional shares of Common Stock that may be offered or issued to prevent dilution in the event of a stock split, stock dividend or similar transaction.
(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed based on the average of the high and low prices per share of Common Stock reported on the New York Stock Exchange on April 18, 2018.

EXPLANATORY NOTE

On January 18, 2018, the United States Bankruptcy Court for the Southern District of New York confirmed the Amended Prepackaged Chapter 11 Plan of Reorganization of Walter Investment Management Corp. and the Affiliate Co-Plan Proponents (as amended and supplemented, the “Plan”) and, on January 18, 2018, entered an order confirming such approval (the “Confirmation Order”). On February 9, 2018 (the “Effective Date”), Walter Investment Management Corp. emerged from bankruptcy proceedings and changed its name to Ditech Holding Corporation (the “Company” or the “Registrant”).

Pursuant to the Plan and Confirmation Order, the Company reserved 3,193,750 shares of Common Stock for issuance under a management incentive plan. The Board of Directors of the Company has approved the Ditech Holding Corporation 2018 Equity Incentive Plan (as amended and restated) (the “2018 Plan”). This Registration Statement on Form S-8 registers 3,193,750 shares of Common Stock of the Company, par value $0.01 per share, issuable under the 2018 Plan.

The Company’s previous equity incentive plans, and all awards outstanding thereunder, were cancelled as of the Effective Date, and the Company’s Registration Statements on Form S-8 filed in connection with such previous equity incentive plans have been terminated by post-effective amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2018 Plan as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been previously filed by the Company with the Commission, are hereby incorporated by reference into this Registration Statement as of their respective dates:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the Commission on April 16, 2018;

2.	The Company’s Current Reports on Form 8-K filed with the Commission on January 19, 2018, January 23, 2018, January 24, 2018, February 2, 2018, February 9, 2018 (as amended on February 12, 2018 and February 13, 2018), February 14, 2018, February 20, 2018, March 29, 2018 and April 18, 2018 (other than information furnished pursuant to Item 2.02 or 7.01 and any related exhibits of any Form 8-K, unless expressly stated otherwise therein); and

3.	The description of the Common Stock contained in the Company’s registration statements on Form 8-A or Form 8-A/A filed with the Commission on January 17, 2013, June 30, 2015, June 28, 2016, November 15, 2016, November 9, 2017 and February 9, 2018 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 and any related exhibits of any Form 8-K, unless expressly stated otherwise therein), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty which is established by a final judgment and is material to the cause of action. The Company’s charter contains a provision that will limit, to the maximum extent permitted by Maryland law, the liability of our directors and officers to the Company and its stockholders for money damages.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that the personal benefit was improperly received, will be limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her on his or her behalf to repay the amount paid r reimbursed if it is ultimately determined that the standard of conduct was not met.

The Company’s charter and bylaws require, to the maximum extent permitted by Maryland law, that the Company indemnify and pay or reimburse the reasonable expenses in advance of the final disposition of a proceeding of (a) any present or former director or officer and (b) any individual who, while a director or officer and, at the Company’s request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, trustee, member, manager or partner from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in any of the foregoing capacities. The Company’s charter and bylaws also permits it to any employee or agent of Company.

The Company has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibits

4.1	Ditech Holding Corporation Articles of Amendment and Restatement, effective February 9, 2018 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K/A as filed with the Securities and Exchange Commission on February 13, 2018).

4.2	Ditech Holding Corporation Bylaws, effective February 9, 2018 (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on February 9, 2018).

4.3	Ditech Holding Corporation 2018 Equity Incentive Plan (as amended and restated).*

5.1	Opinion of Venable LLP, regarding the legality of the securities being registered.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Venable LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature page to this Registration Statement).*

*	Exhibit filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that:

(A) paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits

4.1	Ditech Holding Corporation Articles of Amendment and Restatement, effective February 9, 2018 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K/A as filed with the Securities and Exchange Commission on February 13, 2018).

4.2	Ditech Holding Corporation Bylaws, effective February 9, 2018 (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on February 9, 2018).

4.3	Ditech Holding Corporation 2018 Equity Incentive Plan (as amended and restated).*

5.1	Opinion of Venable LLP, regarding the legality of the securities being registered.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Venable LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature page to this Registration Statement).*

*	Exhibit filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, Florida on this 19th day of April, 2018.

DITECH HOLDING CORPORATION

By:	/s/ John J. Haas
John J. Haas
General Counsel, Chief Legal Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Thomas F. Marano and John J. Haas, and each of them singly (with full power to each of them to act alone), his true and lawful agent, proxy, and attorney-in-fact, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date	Signature	Title

April 19, 2018	/s/ Thomas F. Marano Thomas F. Marano	Chief Executive Officer and President, Director (Chairman) (Principal Executive Officer)

April 19, 2018	/s/ Gerald A. Lombardo Gerald A. Lombardo	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

April 19, 2018	/s/ David S. Ascher David S. Ascher	Director

April 19, 2018	/s/ George M. Awad George M. Awad	Director

April 19, 2018	/s/ Seth L. Bartlett Seth L. Bartlett	Director

April 19, 2018	/s/ Daniel G. Beltzman Daniel G. Beltzman	Director

April 19, 2018	/s/ John R. Brecker John R. Brecker	Director

April 19, 2018	/s/ Neal P. Goldman Neal P. Goldman	Director

April 19, 2018	/s/ Thomas G. Miglis Thomas G. Miglis	Director

April 19, 2018	/s/ Samuel T. Ramsey Samuel T. Ramsey	Director